Exhibit 99.3
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
of Global Industries, Ltd.
We have audited the internal control over financial reporting of Global Industries, Ltd. and subsidiaries (the “Company”) as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal control Over Financial Reporting listed in the Index under Exhibit 99.4. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2008 of the Company and our report dated February 27, 2009 (October 5, 2009 as to the effects of the retrospective adjustments discussed in Notes 2 and 18) expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which became effective January 1, 2009 and to the retrospective change in segment reporting.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 27, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
of Global Industries, Ltd.
We have audited the accompanying consolidated balance sheets of Global Industries, Ltd. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index under Exhibit 99.5. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Global Industries, Ltd. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Notes 2 and 18 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which became effective January 1, 2009, and the retrospective change in segment reporting.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 27, 2009 (October 5, 2009 as to the effects of the retrospective adjustments discussed in Notes 2 and 18)

GLOBAL INDUSTRIES, LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2008(1)	2007(1)
ASSETS
Current Assets
Cash and cash equivalents	$287,669	$723,450
Restricted cash	94,516	1,121
Marketable securities	—	99,935
Accounts receivable — net of allowance of $12,070 for 2008 and $1,278 for 2007	180,018	167,469
Unbilled work on uncompleted contracts	86,011	106,716
Contract costs incurred not yet recognized	11,982	10,821
Deferred income taxes	7,223	3,827
Assets held for sale	2,181	1,002
Prepaid expenses and other	44,585	27,875

Total current assets	714,185	1,142,216

Property and Equipment, net	599,078	350,474

Other Assets
Marketable securities — long-term	42,375	—
Accounts receivable — long-term	22,246	9,315
Deferred charges, net	70,573	40,927
Goodwill	37,388	37,388
Other	3,508	8,285

Total other assets	176,090	95,915

Total	$1,489,353	$1,588,605

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long term debt	$3,960	$3,960
Accounts payable	207,239	169,034
Employee-related liabilities	26,113	28,366
Income taxes payable	38,649	39,683
Accrued interest payable	5,613	5,827
Advance billings on uncompleted contracts	4,609	36,691
Accrued anticipated contract losses	35,055	—
Other accrued liabilities	12,053	15,638

Total current liabilities	333,291	299,199

Long-Term Debt	289,966	286,159
Deferred Income Taxes	64,020	71,681
Other Liabilities	13,266	11,050

Commitments and Contingencies	—	—

Shareholders’ Equity
Common stock, $0.01 par value, 150,000 authorized, and 119,650 and 118,001 shares issued at December 31, 2008 and 2007, respectively	1,197	1,180
Additional paid-in capital	509,345	486,606
Retained earnings	394,699	513,890
Treasury stock at cost, 6,130 in 2008 and 2,904 in 2007	(105,038)	(77,257)
Accumulated other comprehensive loss	(11,393)	(3,903)

Total shareholders’ equity	788,810	920,516

Total	$1,489,353	$1,588,605

(1)	As retrospectively adjusted, see Note 2
See notes to consolidated financial statements.

GLOBAL INDUSTRIES, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2008(1)	2007(1)	2006(1)
Revenues	$1,070,988	$992,513	$1,234,849
Cost of operations	1,084,581	719,768	887,003

Gross profit (loss)	(13,593)	272,745	347,846
Loss on asset impairments	2,551	141	8,931
Reduction in litigation provision	—	—	(13,699)
Net gain on asset disposal	(1,695)	(4,220)	(6,395)
Selling, general, and administrative expenses	95,364	81,275	71,109

Operating income (loss)	(109,813)	195,549	287,900
Interest income	14,477	27,966	8,169
Interest expense	(16,439)	(15,463)	(10,787)
Other income (expense), net	(641)	3,826	705

Income (loss) before income taxes	(112,416)	211,878	285,987
Income taxes	6,775	53,234	86,242

Net income (loss)	$(119,191)	$158,644	$199,745

Earnings (loss) per common share:
Basic	$(1.05)	$1.37	$1.73

Diluted	$(1.05)	$1.35	$1.70

Weighted Average Shares Outstanding:
Basic	113,647	113,833	113,229

Diluted	113,647	115,515	114,904

(1)	As retrospectively adjusted, see Note 2
See notes to consolidated financial statements.

GLOBAL INDUSTRIES, LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY(1)
(in thousands, except share data)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Treasury	Comprehensive	Retained
	Shares	Amount	Capital	Stock	Loss	Earnings	Total
Balance at Jan. 1, 2006	114,343,661	$1,144	$350,550	$—	$(8,978)	$154,089	$496,805
Net income	—	—	—	—	—	199,745	199,745
Amortization of unearned stock compensation	—	—	9,721	—	—	—	9,721
Restricted stock issues, net	760,277	7	5,446	—	—	—	5,453
Exercise of stock options	1,053,042	10	9,210	—	—	—	9,220
Tax effect of exercise of stock options	—	—	3,690	—	—	—	3,690
Common stock issued	95,431	1	680	—	—	—	681
Treasury stock purchased	—	—	—	(644)	—	—	(644)
Comprehensive income, net of tax:
Gain on derivatives	—	—	—	—	894	—	894

Balance at Dec. 31, 2006	116,252,411	$1,162	$379,297	$(644)	$(8,084)	$353,834	$725,565
Net income	—	—	—	—	—	158,644	158,644
Cumulative effect of adopting FIN 48	—	—	—	—	—	1,412	1,412
Issuance of Convertible Debentures	—	—	68,240	—	—	—	68,240
Amortization of unearned stock compensation	—	—	14,059	—	—	—	14,059
Restricted stock issues, net	203,816	2	2,564	—	—	—	2,566
Exercise of stock options	1,544,559	16	17,669	—	—	—	17,685
Tax effect of exercise of stock options	—	—	4,777	—	—	—	4,777
Common stock issued	—	—	—	—	—	—	—
Treasury stock purchased	—	—	—	(76,613)	—	—	(76,613)
Comprehensive income, net of tax: Gain on derivatives	—	—	—	—	4,181	—	4,181

Balance at Dec. 31, 2007	118,000,786	$1,180	$486,606	$(77,257)	$(3,903)	$513,890	$920,516
Net income (loss)	—	—	—	—	—	(119,191)	(119,191)

Amortization of unearned stock compensation	—	—	8,375	—	—	—	8,375
Restricted stock issues, net	681,446	7	2,648	—	—	—	2,655
Exercise of stock options	967,628	10	8,595	—	—	—	8,605
Tax effect of exercise of stock options	—	—	3,121	—	—	—	3,121
Common stock issued	—	—	—	—	—	—	—
Treasury stock purchased	—	—	—	(27,781)	—	—	(27,781)
Comprehensive income, net of tax:
Loss on derivatives	—	—	—	—	(7,490)	—	(7,490)

Balance at Dec. 31, 2008	119,649,860	$1,197	$509,345	$(105,038)	$(11,393)	$394,699	$788,810

(1)	As retrospectively adjusted, see Note 2
See notes to consolidated financial statements.

GLOBAL INDUSTRIES, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008(1)	2007(1)	2006
Cash Flows From Operating Activities
Net income (loss)	$(119,191)	$158,644	$199,745
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and non-stock-based amortization	56,139	47,238	51,190
Stock-based compensation expense	11,024	16,625	15,173
Provision for doubtful accounts	11,512	(3,537)	29,010
Gain on sale or disposal of property and equipment	(1,695)	(4,220)	(6,395)
Derivative (gain) loss	613	(249)	—
Loss on asset impairments	2,551	141	8,931
Reduction in litigation provision	—	—	(13,699)
Deferred income taxes	(11,518)	(17,841)	11,003
Tax penalties, fees, and adjustments	—	—	3,267
Excess tax benefits from stock-based compensation	(4,139)	(4,777)	(3,690)
Changes in operating assets and liabilities
Accounts receivable, unbilled work, and contract costs	(20,911)	31,440	(67,617)
Prepaid expenses and other	(19,929)	(9,693)	16,389
Accounts payable, employee-related liabilities, and other accrued liabilities	23,599	84,550	38,723
Deferred dry-docking costs incurred	(47,223)	(30,651)	(13,895)
Litigation settlement payment	—	—	(22,050)

Net cash provided by (used in) operating activities	(119,168)	267,670	246,085

Cash Flows From Investing Activities
Proceeds from the sale of assets	6,490	5,813	13,431
Additions to property and equipment	(267,929)	(61,792)	(42,450)
Purchase of marketable securities	(49,545)	(466,680)	—
Sale of marketable securities	107,105	366,745	—
Decrease in (additions to) restricted cash	(93,395)	(48)	404

Net cash (used in) investing activities	(297,274)	(155,962)	(28,615)

Cash Flows From Financing Activities
Proceeds from the sale of common stock, net	8,605	17,685	9,220
Additions to deferred charges	(342)	(7,325)	(736)
Repayment of long-term debt	(3,960)	(3,960)	(3,960)
Repurchase of common stock	(27,781)	(76,613)	(644)
Proceeds from long-term debt	—	325,000	—
Excess tax benefits from stock-based compensation	4,139	4,777	3,690

Net cash provided by (used in) financing activities	(19,339)	259,564	7,570

Cash and Cash Equivalents
Increase (decrease)	(435,781)	371,272	225,040
Beginning of period	723,450	352,178	127,138

End of period	$287,669	$723,450	$352,178

(1)	As retrospectively adjusted, see Note 2
See notes to consolidated financial statements.

GLOBAL INDUSTRIES, LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Summary of Significant Accounting Policies
Organization – Global Industries, Ltd. and subsidiaries (the “Company,” “we,” “us” or “our”) provide construction and subsea services to the offshore oil and gas industry in the North America, Latin America, West Africa, the Middle East (including the Mediterranean), and Asia Pacific/India regions. These services include pipeline construction, platform installation and removal, project management, construction support, diving services, diverless intervention, and marine support services. Most of our work is performed on a fixed-price basis, but we also perform services on a unit-rate basis, a cost-plus basis, a day-rate basis, or on a combination of such bases. Our traditional contracts are typically of short duration, being completed in one to five months. However, Engineering, Procurement, Installation and Commissioning contracts (EPIC), turnkey contracts, and certain international contracts can be for longer durations, sometimes in excess of one year.
Principles of Consolidation – The consolidated financial statements include the accounts of Global Industries, Ltd. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Cash and Cash Equivalents – Cash and cash equivalents include cash on hand, demand deposits, money market accounts, and securities with maturities of three months or less when purchased.
Restricted Cash – At December 31, 2008, $93.4 million of the restricted cash represents cash collateral for outstanding letters of credit and bank guarantees related to the November 2008 waiver and amendment of our Revolving Credit Facility. See further discussion of the waiver and amendment in Note 9. We expect the period of restriction on this cash will not exceed twelve months based upon our operating and cash flow projections. This restricted cash is therefore classified as a current asset on the accompanying Consolidated Balance Sheets. The remaining $1.1 million restricted cash was comprised of cash deposits related to foreign currency exchange arrangements. Restrictions with respect to these deposits will remain in effect until we terminate the associated foreign currency arrangement.
Marketable Securities – We have invested in auction rate securities which are debt and preferred stock instruments having longer-dated legal maturities (in most cases, many years), but with interest rates that are generally reset every 7-49 days under a Dutch auction system. Recent auctions for the auction rate securities held by the Company have failed. An auction failure, which is not a default in the underlying debt instrument, occurs when there are more sellers than buyers at a scheduled interest rate auction date. This results in a lack of liquidity for these securities, even though debt service continued to occur. Based on a lack of current market liquidity, the Company classifies these securities as non-current carried at fair value. Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and re-evaluates such determination at each balance sheet date. Depending on the circumstance, our investments in marketable securities are classified as available-for-sale or trading. Investments classified as available-for-sale are carried at an estimated fair value with any unrealized gain or loss recorded in accumulated other comprehensive income. Investments classified as trading are carried at an estimated fair value with any unrealized gain or loss recorded in earnings. For additional information, see Note 3.
Receivables – Our receivables are presented in the following balance sheet accounts: (1) accounts receivable, (2) accounts receivable – long term, (3) unbilled work on uncompleted contracts, and (4) contract costs incurred not yet recognized. The balance of accounts receivable primarily consists of amounts which have been billed to customers for offshore construction services. Most of the balance of accounts receivable is collectible pursuant to routine collection terms, which are generally less than sixty days from the date of the invoice; however, some amounts which are included in accounts receivable are not immediately collectible due to retainage provisions in the applicable offshore construction contract. Amounts related to retainage which are expected to be collected within twelve months of the balance sheet date are carried in the balance of accounts receivable, and any amounts, including retainage, which have been billed but are not expected to be collected within twelve months are carried in the balance of accounts receivable – long term. The balance of unbilled work on uncompleted contracts includes (a) amounts which are receivable from customers for work that has not yet been billed pursuant to contractually specified milestone billing requirements and (b) revenue accruals. The balance of contract costs incurred not yet recognized represents those contract costs which have been incurred but excluded from our percentage-of-completion computation under the cost-to-cost method. Contract costs, especially incurred during the early stages of a contract, can be excluded from the percentage-of-completion computation if they do not provide a meaningful measure of contract performance or were not specifically produced for a particular project.
The balances of accounts receivable and unbilled work on uncompleted contracts may include amounts related to claims and unapproved change orders. We include claims and unapproved change orders in contract revenues to the extent of costs incurred when (1) the contract or other evidence provides a legal basis for the claim, (2) additional costs are not the result of deficiencies in our performance, (3) costs are identifiable, and (4) evidence supporting the claim is objective and verifiable. The basis for our recorded unapproved change orders and claims was formed after we engaged in an extensive contract review, a review of the supporting evidence and, generally, obtained a legal opinion from either internal or external legal counsel. Additionally, we believe that we have objective, verifiable evidence to support these claims. That evidence consists of explicit contractual terms and/or written legal opinions.
Assets Held for Sale – We follow the criteria of SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, for recording our long-lived assets held for sale. Long-lived assets held for sale are carried at the lower of the asset’s carrying value or net realizable value, and depreciation ceases. As of December 31, 2008, we had $2.2 million of assets held for sale. These assets consist of two dive support vessels (DSVs), the Sea Puma and Ocean Winsertor; a derrick lay barge (DLB), the Tonkawa; and a saturation diving system.
Property and Equipment, and Depreciation – Property and equipment are stated at cost less accumulated depreciation. Expenditures for property and equipment and items that substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred. Except for major construction vessels that are depreciated on the units-of-production (UOP) method over estimated vessel operating days, depreciation is provided utilizing the straight-line method over the estimated useful lives of the assets. The UOP method is based on vessel utilization days and more closely correlates depreciation expense to vessel revenue. In addition, the UOP method provides for a minimum depreciation floor in periods with nominal vessel use. Amortization of leasehold improvements is provided utilizing the straight-line method over the estimated useful lives of the assets or over the lives of the leases, whichever is shorter.
The periods used in determining straight-line depreciation and amortization follow:

Marine barges, vessels, and related equipment	5	–	25 years
Machinery and equipment	5	–	18 years
Transportation equipment	3	–	10 years
Furniture and fixtures	2	–	12 years
Buildings and leasehold improvements	3	–	40 years
Interest Capitalization – Interest costs for the construction of certain long-term assets are capitalized and amortized over the related assets’ estimated useful lives. Approximately $7.3 million and $1.5 million of interest was capitalized in 2008 and 2007, respectively. No interest was capitalized in 2006.
Deferred Charges – Deferred charges consist principally of scheduled dry-docking costs and debt issuance costs. Dry-docking costs are capitalized and amortized using the straight-line method through the date of the next scheduled dry-docking, which typically occurs between thirty and sixty months after the most recently completed scheduled dry-docking. Amortization expense related to deferred dry-docking costs was $16.4 million in 2008, $13.6 million in 2007, and $12.3 million in 2006.
Debt issuance cost incurred in connection with the issuance of long-term debt is capitalized and amortized to interest expense. The debt issuance cost incurred on our Senior Convertible Debentures is being amortized over the earliest call date allowable under the indenture, which is August 1, 2014. The outstanding balance of deferred debt issuance costs was $9.0 million, $10.2 million, and $6.2 million at December 31, 2008, 2007, and 2006, respectively.
Goodwill – Goodwill represents the excess of cost over the fair value of net assets acquired and is tested for impairment on an annual basis, on January 1 or when circumstances indicate that impairment may exist. The carrying amount of goodwill as of December 31, 2008 and 2007, was approximately $37.4 million, and is primarily attributable to our Latin America segment.
Impairment of Long-Lived Assets – We follow the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, for measuring and recording impairments of long-lived assets. Long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We assess the recoverability of long-lived assets by determining whether the carrying values can be recovered through projected cash flows and operating results over their remaining lives. Any impairment of the asset is recognized when it is determined that such future undiscounted cash flows will be less than the carrying value of the asset.
Contracts in Progress and Revenue Recognition – We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position No. 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts”. Revenues from construction contracts, which are generally recognized using the percentage-of-completion method, are measured by relating the actual cost of work performed to date to the current estimated total cost of the respective contract (the cost-to-cost option of the percentage of completion method). Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect vessel costs (including depreciation and amortization), labor, supplies, and repairs. Certain costs may be excluded from the cost-to-cost method of measuring progress, such as significant costs for materials and major third-party subcontractors, if it appears that such exclusion would result in a more meaningful measurement of actual contract progress and resulting periodic allocation of income. Provisions for estimated losses, if any, on uncompleted contracts are made in the period in which such losses are determined. Selling, general, and administrative costs are charged to expense as incurred. We also provide services on a day-rate basis to many of our customers. Revenues for day-rate services are recognized as the services are rendered if collectability is reasonably assured.
Significant changes in cost estimates due to adverse market conditions or poor contract performance could affect estimated gross profit, possibly resulting in a contract loss. Moreover, adjustments, if any, are reflected in income in the period when any adjustment is determined. To the extent that an adjustment results in a reduction of previously reported profits, we could recognize a significant charge against current earnings to reflect the adjustment.
Derivative Financial Instruments – We use forward contracts to manage our exposure to foreign exchange rates. These contracts are accounted for by using the guidance of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity”, as amended. In accordance with SFAS No. 133, derivative instruments are recognized on the consolidated balance sheet at fair value, based on quoted market prices, and changes in the fair value of the derivative instruments are recorded each period in other comprehensive income or in earnings. Any portion of the change in fair value of the derivative instruments which become ineffective, with respect to the hedging relationship, is recognized in current earnings. See Note 8 for more information regarding the accounting for and classification of our outstanding derivative instruments.
We use derivative instruments for non-trading purposes. When we enter into derivative agreements, we formally document the relationship between the derivative position (hedge instrument) and the foreign currency exposure (hedged item), as well as the risk management strategy for the use of the hedge instrument. On an ongoing basis, we assess whether the derivative instrument continues to be highly effective of offsetting the changes in cash flows of the hedged item. If the derivative instrument is believed to be ineffective, then hedge accounting discontinues.

Foreign Currency Translation – We have determined that the United States dollar is the functional currency for substantially all of the financial statements of our foreign subsidiaries. Current exchange rates are used to remeasure assets and liabilities, except for certain accounts (including property and equipment, goodwill and equity) which are remeasured using historical rates. The translation calculation used to revalue the income statement was the average exchange rates during the period, except certain items (including depreciation and amortization expense) for which historical rates are used. Any resulting remeasurement gain or loss is included in other income (expense).
Stock-Based Compensation – Effective January 1, 2006, we adopted SFAS No. 123R (Revised 2004), “Share-Based Payment” (SFAS 123R), using the modified prospective transition method. This method requires us to record compensation expense based on grant-date fair value for all stock-based awards granted after the date of adoption of SFAS 123R, and for all awards granted prior to, but not yet vested as of the date of adoption of SFAS 123R. Prior to the adoption of SFAS 123R, we accounted for stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees”, as allowed under SFAS No. 123.
Income Taxes – We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48), on January 1, 2007. This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken, or expected to be taken, on a tax return. Upon adoption of this interpretation, we recognized a $1.4 million cumulative adjustment for such tax positions as an increase to the opening balance of retained earnings on January 1, 2007, as reflected in the accompanying financial position for the period ended December 31, 2007. Please refer to Note 16 for additional information regarding the adoption of FIN 48.
We are a United States corporation that files income tax returns in the United States federal jurisdiction, various states’ jurisdictions, and foreign jurisdictions. As part of the legal entity structure, we have foreign affiliates that file income tax returns in various foreign jurisdictions in Asia Pacific, Latin America, Middle East, and West Africa. In some of the foreign jurisdictions, tax is determined on a deemed profit basis (percentage of revenue).
We use the liability method for determining our income taxes, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.
Deferred income taxes are provided for the estimated income tax effect of temporary differences between financial and tax bases in assets and liabilities. Deferred tax assets are also provided for certain tax credit carryforwards. A valuation allowance, to reduce deferred tax assets, is established when it is more likely than not that some or all of the deferred tax assets will not be realized.
Concentration of Credit Risk – Our customers are primarily national oil companies, major oil companies, independent oil and gas producers, and transportation companies operating in selected international areas and in the Gulf of Mexico. We perform ongoing credit evaluations of our customers and require posting of collateral when deemed appropriate. We provide allowances for possible credit losses when necessary.
Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States, requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions about future events and their effects cannot be perceived with certainty. Accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. While we believe that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimated. Estimates are used for, but are not limited to, determining the following: estimated costs to complete unfinished construction contracts, allowances for doubtful accounts, the recoverability of long-lived assets, the useful lives used in depreciation and amortization, income taxes and related valuation allowances, and other legal obligations.
Basic and Diluted Earnings Per Share – Basic earnings per share (“EPS”) is computed by dividing earnings (loss) attributed to common shareholders during the period by the weighted average number of shares of common stock outstanding during each period. Diluted EPS is computed by dividing net income (loss) attributed to common shareholders during the period by the weighted average number of shares of common stock that would have been outstanding assuming the issuance of dilutive potential common stock as if outstanding during the reporting period, net of shares assumed to be repurchased using the treasury stock method.
Recent Accounting Pronouncements
SFAS 141. In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R)). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 141(R) will not have a material impact on our consolidated results of operations and financial condition.
SFAS 157. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value and enhances disclosures about instruments carried at fair value, but does not change existing guidance as to whether or not an instrument is carried at fair value. In February 2008, the FASB issued FASB Staff Positions (“FSP”) SFAS 157-2, “Effective Date for FASB Statement 157”. This FSP permits the delayed application of SFAS 157 for all non-recurring fair value measurements of non-financial assets and non-financial liabilities until fiscal years beginning after November 15, 2008. In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). This FSP clarifies the application of SFAS 157 when the market for a financial asset is not active. FSP FAS 157-3 was effective upon issuance and used to evaluate the fair value of auction rate securities as of September 30, 2008. The Company adopted SFAS 157, as amended, on a prospective basis beginning January 1, 2008, for its financial assets and liabilities and will adopt this statement for its non-financial assets and liabilities, which consists of goodwill and assets held for sale, on January 1, 2009. We do not believe the adoption of SFAS No. 157 for our nonfinancial assets and liabilities will have a material impact on our consolidated results of operations and financial condition. See further discussion about the implementation of SFAS 157 in Note 4.
SFAS 159. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits all entities to choose to measure many eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement was effective for us at the beginning of our fiscal year 2008. In the fourth quarter of 2008, we elected to use fair value to measure the Auction Rate Security Rights (“the Settlement”) offered by UBS. For more information, see Note 3.
SFAS 160. In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (SFAS 160). SFAS 160 re-characterizes minority interests in consolidated subsidiaries as non-controlling interests and requires the classification of minority interests as a component of equity. Under SFAS 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. The effective date for SFAS 160 is for fiscal periods beginning on or after December 15, 2008. Early adoption and retroactive application of SFAS 160 to years preceding the effective date are not permitted. The adoption of SFAS 160 will not have material effect on our consolidated financial statements.

SFAS 161. In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161). SFAS 161 requires specific disclosures regarding the location and amounts of derivative instruments in the Company’s financial statements, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect the Company’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued, and for fiscal years and interim periods, beginning after November 15, 2008. We will adopt the new disclosure requirements of SFAS 161 in the first quarter 2009.
FSP FAS 142-3. In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (FSP FAS 142-3). FSP FAS 142-3 requires companies estimating the useful life of a recognized intangible asset to consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, to consider assumptions that market participants would use about renewal or extension as adjusted for the entity-specific factors in SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP FAS 142-3 will be effective for the Company beginning January 1, 2009. The adoption of FSP FAS 142-3 will not have a material impact on the Company’s consolidated financial statements.
FSP APB 14-1. On January 1, 2009, we adopted FSP APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, (FSP APB 14-1) which changed the accounting for our Senior Convertible Debentures due 2027. The FSP requires cash settled convertible debt to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component is the estimated fair value of similar bonds without the conversion feature. The difference between the bond cash proceeds and this estimated fair value is recorded as a debt discount and amortized to interest expense over the life of the bond. Although FSP APB 14-1 had no impact on the Company’s actual past or future cash flows, it requires the Company to record a material increase in non-cash interest expense as the debt discount is amortized. See Note 2 for the impact of the retrospective application of this standard.
FSP EITF 03-6-1. On January 1, 2009, we adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, (FSP EITF 03-6-1). This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in computing earnings per share under the two-class method described in SFAS No. 128, “Earnings Per Share”. This FSP has been applied retrospectively in these financial statements. See Note 2 for more information.

Reclassifications
During the second quarter of 2008, we began separately disclosing interest income on the accompanying Consolidated Statement of Operations. This reclassification had no impact on net income for these periods.
During the third quarter of 2008, we began separately disclosing accrued anticipated contract losses on our Consolidated Balance Sheets and Consolidated Statement of Operations.
2. Changes in Method of Accounting
Debentures — On January 1, 2009, we adopted FSP APB No. 14-1 which changes the accounting treatment of our Senior Convertible Debentures. This FSP requires cash settled convertible debt to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component is the estimated fair value of similar bonds without the conversion feature. The difference between the bond cash proceeds and this estimated fair value is recorded as a debt discount and amortized to interest expense over the life of the bond. Using a 7.5% effective interest rate, we determined the bifurcation as of the date of issuance, July 27, 2007, was $217.7 million for the debt component and $107.3 million for the equity component which is amortized as interest expense over the 10 year period ending August 1, 2017. This is the earliest date that holders of the Debentures may require us to repurchase all or part of their Debentures for cash. The debentures are convertible into cash, and if applicable, into shares of our common stock, or under certain circumstances and at our election, solely into our common stock, based on a conversion rate of 28.1821 shares per $1,000 principal amount of Debentures, which represents an initial conversion price of $35.48 per share. As of December 31, 2008 and 2007, the Debentures’ if-converted value does not exceed the Debentures’ principal of $325 million. The consolidated financial statements and footnotes as of December 31, 2008 and 2007 and for all periods presented have been retrospectively adjusted to reflect the adoption of FSP APB 14-1.
The retrospective implementation changed previously issued financial statements as follows:
•	Property and Equipment, net — due to increased capitalized interest resulting from increased interest expense that qualified for capitalization;

•	Deferred Charges, net — due to a portion of issuance cost allocated to equity issuance costs

•	Long-Term Debt and Additional Paid-In Capital — due to reclassification of equity component of Debentures;

•	Deferred Income Taxes — due to the tax impact of the temporary tax basis difference of the long-term debt; and

•	Interest Expense and Net Income (Loss) — due to impact of additional interest expense recorded for Debentures less amounts capitalized into Property and Equipment, net, and net of income taxes.
The implementation of FSP APB 14-1 had the following effect on our Consolidated Balance Sheets as of December 31, 2008 and 2007 (in thousands):

	As Originally	As	Effect of
	Reported	Adjusted	Change
December 31, 2008:
ASSETS

Property and Equipment, net	$593,522	$599,078	$5,556
Deferred charges, net	72,370	70,573	(1,797)

	As Originally	As	Effect of
	Reported	Adjusted	Change
LIABILITIES AND SHAREHOLDERS’ EQUITY

Long-Term Debt	$386,380	$289,966	$(96,414)
Deferred Income Taxes	28,941	64,020	35,079
Additional paid-in capital	441,105	509,345	68,240
Retained earnings	397,845	394,699	(3,146)

December 31, 2007:
ASSETS

Property and Equipment, net	$349,549	$350,474	$925
Deferred charges, net	43,045	40,927	(2,118)

LIABILITIES AND SHAREHOLDERS’ EQUITY

Long-Term Debt	$390,340	$286,159	$(104,181)
Deferred Income Taxes	35,617	71,681	36,064
Additional paid-in capital	418,366	486,606	68,240
Retained earnings	515,206	513,890	(1,316)
The implementation of FSP APB 14-1 had the following effect on our Consolidated Statements of Operations for the years ended December 31, 2008 and 2007 (in thousands, except per share data):

	As Originally	As	Effect of
	Reported	Adjusted	Change
Year ended December 31, 2008:

Interest expense	$(13,624)	$(16,439)	$(2,815)
Income (loss) from operations before income taxes	(109,601)	(112,416)	(2,815)
Income taxes	7,760	6,775	985
Net income (loss)	(117,361)	(119,191)	(1,830)
Earnings (Loss) Per Common Share
Basic	$(1.03)	$(1.05)	$(0.02)
Diluted	(1.03)	(1.05)	(0.02)

Year ended December 31, 2007:

Interest expense	$(13,439)	$(15,463)	$(2,024)
Income (loss) from operations before income taxes	213,902	211,878	(2,024)
Income taxes	53,942	53,234	708
Net income (loss)	159,960	158,644	(1,316)
Earnings (Loss) Per Common Share
Basic	$1.38	$1.37	$(0.01)
Diluted	1.36	1.35	(0.01)
The effect on earnings per share computed above does not include the impact of the retrospective application of FSP EITF 03-6-1.
The implementation of FSP APB 14-1 had the following effect on our Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 (in thousands):

	As Originally	As	Effect of
	Reported	Adjusted	Change
Year ended December 31, 2008:

Net income (loss)	$(117,361)	$(119,191)	$(1,830)
Depreciation and non-stock-based amortization	53,324	56,139	2,815
Deferred income taxes	(10,533)	(11,518)	(985)

Year ended December 31, 2007:

Net income (loss)	$159,960	$158,644	$(1,316)
Depreciation and non-stock-based amortization	45,214	47,238	2,024
Deferred income taxes	(17,133)	(17,841)	(708)
The adjusted components of our Debentures are as follows:

	December 31
	2008	2007
	(In thousands)
Principal amount of debt component	$325,000	$325,000
Less: Unamortized debt discount	96,414	104,181

Carrying amount of debt component	$228,586	$220,819

Debt discount on issuance	$107,261	$107,261
Less: Issuance costs	2,249	2,249
Deferred income tax	36,772	36,772

Carrying amount of equity component	$68,240	$68,240

Although FSP APB 14-1 has no impact on our actual past or future cash flows, it requires us to record a material increase in non-cash interest expense as the debt discount is amortized. The table below presents adjusted Debentures interest expense:

	December 31
	2008	2007
	(In thousands)
Contractual interest coupon, 2.75%	$8,937	$3,724
Amortization of debt discount	7,767	3,080

Total Debentures interest expense	$16,704	$6,804

Effective interest rate	7.5%	7.5%
Earnings per Share Computation — We also adopted FSP EITF 03-6-1 on January 1, 2009 which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to participate in computing earnings per share under the two-class method described in SFAS No. 128, “Earnings Per Share”. Our non-vested restricted stock awards contain nonforfeitable rights to dividends and consequently should be included in the computation of earnings per share using the two-class method. Our weighted average non-vested restricted stock awards totaled 1.3 million, 2.3 million and 2.4 million for the year ended December 31, 2008, 2007 and 2006, respectively. The consolidated financial statements and footnotes as of December 31, 2008 and 2007 and for all periods presented have been retrospectively adjusted to reflect the adoption of FSP EITF 03-6-1.
The implementation of FSP EITF 03-6-1 had the following effect on our Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006 (in thousands, except per share data):

			As Further
		As Adjusted	Adjusted
	As Originally	For FSP	For FSP	Effect of
	Reported	APB 14-1	EITF 03-6-1	Change
Year ended December 31, 2008:
Earnings (Loss) Per Common Share
Basic	$(1.03)	(1.05)	$(1.05)	$—
Diluted	(1.03)	(1.05)	(1.05)	—

Weighted Average Shares Outstanding:
Basic	113,647	113,647	113,647	—
Diluted	113,647	113,647	113,647	—

Year ended December 31, 2007:
Earnings Per Common Share
Basic	$1.38	1.37	$1.37	$—
Diluted	1.36	1.35	1.35	—

Weighted Average Shares Outstanding:
Basic	116,137	116,137	113,833	(2,304)
Diluted	117,819	117,819	115,515	(2,304)

Year ended December 31, 2006:
Earnings Per Common Share
Basic	$1.73	1.73	$1.73	$—
Diluted	1.70	1.70	1.70	—

Weighted Average Shares Outstanding:
Basic	115,632	115,632	113,229	(2,403)
Diluted	117,307	117,307	114,904	(2,403)
3. Marketable Securities
As of December 31, 2008, the Company held $42.4 million at par value in auction rate securities which are variable rate bonds tied to short-term interest rates with maturities up to 31 years. Auction rate securities have interest rate resets through a Dutch auction at predetermined short intervals. Interest rates generally reset every 7-49 days. The coupon interest rate for these securities ranged from 1.0% to 13.9%, on a tax exempt basis during 2008.
The Company’s investments in auction rate securities were issued by municipalities and state education agencies. The auction rate securities issued by state education agencies represent pools of student loans for which repayment is substantially guaranteed by the U.S. government under the Federal Family Education Loan Program (“FFELP”). All of the Company’s investments in auction rate securities have at least a double A rating. As of December 31, 2008, the par value of auction rate securities issued by state education agencies was $30.0 million and the par value of auction rate securities issued by municipalities was $12.4 million.
Auctions for the Company’s auction rate securities have failed in 2008. An auction failure, which is not a default in the underlying debt instrument, occurs when there are more sellers than buyers at a scheduled interest rate auction date. This results in a lack of liquidity for these securities, even though debt service continued to occur. When auctions fail, the interest rate is adjusted according to the provisions of the related security agreement, which generally results in an interest rate higher than the interest rate the issuer pays in connection with successful auctions. During 2008, the Company continued to earn and receive scheduled interest on these securities.

Based on a lack of current market liquidity, the Company classifies these securities as non-current.
On November 13, 2008, we agreed to accept the Settlement from UBS related to the $30.0 million in par value of auction rate securities issued by state education agencies. The Settlement permits us to sell, or put, these auction rate securities back to UBS at par value at any time during the period from June 30, 2010 through July 2, 2012. We expect to put these auction rate securities back to UBS on June 30, 2010, the earliest date allowable under the Settlement, if not sold prior to that date. We adopted the provisions of SFAS 159 which permits entities to choose to measure financial instruments at fair value.
Prior to the acceptance of the Settlement, the Company’s investments in these auction rate securities were classified as available-for-sale and carried at fair value with any unrealized gains and losses recorded in other comprehensive income. As the Company no longer has the intent to hold these auction rate securities covered by the Settlement until anticipated recovery or maturity, we recognized an other-than-temporary impairment charge of approximately $3.1 million in the fourth quarter of 2008. The charge was measured as the difference between the par value and market value of the securities. However, as we will be permitted to put the securities back to UBS at par value, the Company accounted for the Settlement as a separate asset measured at its fair value, resulting in a gain of approximately $3.1 million recorded in the fourth quarter of 2008.
As a result of our acceptance of the Settlement, the Company reclassified these auction rate securities to trading securities. Consequently, we will be required to assess the fair value of the Settlement and these auction rate securities and record changes in earnings each period until the Settlement is exercised and the securities are redeemed.
Although the Settlement represents the right to sell the securities back to UBS at par, we will be required to periodically assess the economic ability of UBS to meet that obligation in assessing the fair value of the Settlement.
The Company’s investments in $12.4 million of auction rate securities issued by municipalities that are not covered under the Settlement remain classified as available for sale and are carried at fair value with any unrealized gains and losses recorded in other comprehensive income. The Company concluded the fair value of these auction rate securities issued by municipalities at December 31, 2008 was $12.4 million. The Company will continue to monitor the market for auction rate securities and consider its impact, if any, on fair value of the remaining investment through disposition.
4. Fair Value of Financial Instruments
Under SFAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. exit price) in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy for inputs is categorized into three levels based on the reliability of inputs as follows:
Level 1 — Observable inputs such as quoted prices in active markets.
Level 2 — Inputs (other than quoted prices in active markets) that are either directly or indirectly observable.
Level 3 — Unobservable inputs which requires management’s best estimate of what market participants would use in pricing the asset or liability.
Assets measured at fair value on a recurring basis are categorized in the table below based upon the lowest level of significant input to the valuations.

Fair Value Measurements at December 31, 2008
(In thousands)

Description	Total	Level 1	Level 2	Level 3
Cash equivalents	$122,107	$122,107	$—	$—
Marketable securities	42,375	—	—	42,375
Derivative contracts	(3,716)	—	(3,716)	—

Total	$160,766	$122,107	$(3,716)	$42,375

Financial instruments classified as Level 3 in the fair value hierarchy represent auction rate securities in which management has used at least one significant unobservable input in the valuation model.
Due to the lack of observable market quotes on our auction rate securities portfolio, we utilize a valuation model that relies on Level 3 inputs including market, tax status, credit quality, duration, recent market observations and overall capital market liquidity. The valuation of our auction rate securities is subject to uncertainties that are difficult to predict. Factors that may impact our valuation include changes to credit ratings of the securities as well as to the underlying assets supporting those securities, rates of default of the underlying assets, underlying collateral value, discount rates, counterparty risk and ongoing strength and quality of market credit and liquidity.
The following table presents a reconciliation of activity for such securities:
Changes in Level 3 Financial Instruments

Year Ended
December 31
(In thousands)
Beginning Balance	$48,800
Purchases, issuances, and settlements	(13,550)
Unrealized gain (loss)	—
Transfers in and/or (out) of Level 3	7,125

Balance at December 31, 2008	$42,375

5. Receivables
Our receivables are presented in the following balance sheet accounts: (1) accounts receivable, (2) accounts receivable — long term, (3) unbilled work on uncompleted contracts, and (4) contract costs incurred not yet recognized. Accounts receivable are stated at net realizable value, and the allowances for uncollectible accounts were $12.1 million at December 31, 2008 and $1.3 million at December 31, 2007. Accounts receivable at December 31, 2008 and 2007 included $0.1 million and $2.4 million, respectively, of retainage, which represents the short-term portion of amounts not immediately collectible due to contractually specified requirements. Accounts receivable — long term at December 31, 2008 represented amounts related to retainage which were not expected to be collected within the next twelve months.
Our receivables also included claims and unapproved change orders of $28.6 million at December 31, 2008 and $46.0 million at December 31, 2007. These claims and change orders are amounts due for extra work and/or changes in the scope of work on certain projects.

Costs and Estimated Earnings on Uncompleted Contracts

	December 31,
	2008	2007
	(in thousands)
Costs incurred and recognized on uncompleted contracts	$738,496	$838,856
Estimated earnings	(19,411)	322,089

Costs and estimated earnings on uncompleted contracts	719,085	1,160,945
Less: Billings to date	(653,373)	(1,091,255)

	65,712	69,690
Plus: Accrued revenue(1)	15,770	8,371
Less: Advance billing on uncompleted contracts	(80)	(8,036)

	$81,402	$70,025

Included in accompanying balance sheets under the following captions:
Unbilled work on uncompleted contracts	$86,011	$106,716
Advance billings on uncompleted contracts	(4,609)	(36,691)

	$81,402	$70,025

(1)	Accrued revenue represents unbilled amounts receivable related to work performed on projects for which the percentage of completion method is not applicable.
6. Property and Equipment
Property and equipment at December 31, 2008 and 2007 is summarized as follows:

	December 31,
	2008	2007
	(in thousands)
Land	$6,322	$6,322
Facilities and equipment	179,650	155,676
Marine barges, vessels, and related equipment	535,042	428,021
Construction in progress	208,827	69,682

	929,841	659,701
Less accumulated depreciation and amortization	(330,763)	(309,227)

Property and equipment — net	$599,078	$350,474

Depreciation expense related to property and equipment was $35.3 million in 2008, $30.6 million in 2007, and $37.9 million in 2006.
Expenditures for property and equipment that substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred. Except for major construction vessels that are depreciated on the units-of-production (“UOP”) method over estimated vessel operating days, depreciation is provided utilizing the straight-line method over the estimated useful lives of the assets. The UOP method is based on vessel utilization days and more closely correlates depreciation expense to vessel revenue. In addition, the UOP method provides for a minimum depreciation floor in periods with nominal vessel use. In general, if we applied only a straight-line depreciation method instead of the UOP method, less depreciation expense would be recorded in periods of high utilization and revenues, and more depreciation expense would be recorded in periods of low vessel utilization and revenues.
7. Deferred Dry Docking Costs
The Company utilizes the deferral method to capitalize vessel dry docking costs and to amortize the costs to the next dry docking. Such capitalized costs include regulatory required steel replacement, direct costs for vessel mobilization and demobilization and rental of dry docking facilities and services. Crew costs may also be capitalized when employees perform all or a part of the required dry docking. Any repair and maintenance costs incurred during the dry docking period are expensed as incurred.

The table below presents dry docking costs incurred and amortization for all periods presented:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Net book value at beginning of period	$30,734	$13,672	$12,312
Additions for the period	47,223	30,651	13,895
Amortization expense for the period	(16,405)	(13,589)	(12,535)
Net book value at end of period	$61,552	$30,734	$13,672

8. Derivative Financial Instruments
We provide services in a number of countries throughout the world and, as a result, are exposed to changes in foreign currency exchange rates. Costs in some countries are incurred, in part, in currencies other than the applicable functional currency. We selectivity use forward foreign currency contracts to manage our foreign currency exposure. As of December 31, 2008, the notional amount of outstanding forward foreign currency contracts was 223.1 million denominated in Norwegian kroners (or $31.6 million as of December 31, 2008).
During the fourth quarter of 2006, due to changes in expectations regarding the timing and probability of the occurrence of settlement related to the euro commitments (hedged items), the euro hedges became no longer “highly effective” as defined by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, and hedge accounting was discontinued. During 2008 and 2007, we recorded a net derivative gain of $0.5 million and $1.6 million, respectively, related to these derivative instruments. As of December 31, 2008, there were no outstanding euro contracts.
There has been no change in the expectations regarding the Norwegian kroner hedges. These forward foreign currency contracts remain highly effective and are accounted for as cash flow hedges, as defined by SFAS 133. Under this accounting treatment, changes in the fair value of the forward contracts, to the extent effective, will be recorded in “accumulated other comprehensive income” until the associated hedged items are settled or the hedging relationship ceases to be highly effective. During 2008, 2007 and 2006, there was no ineffective portion of the hedging relationship for these forward contracts. As of December 31, 2008 there was $2.4 million of unrealized losses, net of tax, in accumulated other comprehensive income. Included in this total is approximately $1.3 million in net unrealized losses which are expected to be realized in earnings during the twelve months following December 31, 2008.
9. Long-Term Debt
The components of long-term debt are as follows:

	December 31,
	2008	2007
	(in thousands)
United States Government Guaranteed Ship Financing Bonds, 2000 Series dated February 15, 2000, payable in semi-annual principal installments of $1.98 million with an interest rate of 7.71%, maturing February 15, 2025, and collateralized by the Hercules vessel and related equipment with a net book value of $90.1 million at December 31, 2008	$65,340	$69,300
Senior Convertible Debentures are due in August 2027, Unsecured indebtedness with an interest rate of 2.75% payable semi-annually, net of unamortized discount of $96.4 million and $104.2 million, respectively (See Note 2)	228,586	220,819
Revolving Credit Facility with a syndicate of commercial banks, collateralized by real estate, fleet mortgage on vessels and stock pledge of subsidiaries, interest payable at variable rates	—	—

Total long-term debt	293,926	290,119
Less current maturities	3,960	3,960
Long-term debt, less current maturities	$289,966	$286,159

Annual maturities of long-term debt for each of the five years following December 31, 2008 and in total thereafter follow (in thousands).

2009	$3,960
2010	3,960
2011	3,960
2012	3,960
2013	3,960
Thereafter	370,540

Total maturities	$390,340
Less unamortized discount	(96,414)

Total	$293,926

United States Government Guaranteed Ship Financing Bond (Title XI bonds) — The bonds contain certain covenants, including the maintenance of minimum working capital and net worth requirements, which if not met result in additional covenants that restrict our operations and our ability to pay cash dividends. At December 31, 2008, we were in compliance with these covenants. The bonds include a provision for the payment of a make whole premium in the event these bonds are redeemed prior to their maturity. The fair value of the bonds, based on quoted market prices, was approximately $88.1 million as of December 31, 2008.
Our Title XI bonds contain a cross default provision which provides that a default of our Revolving Credit Facility is a default under our Title XI bonds which may results in our bonds becoming due and payable under certain circumstances.
Senior Convertible Debentures — Effective July 27, 2007, we issued $325.0 million of 2.75% Senior Convertible Debentures in a private placement offering pursuant to Rule 144A. The full amount of the debentures was originally accounted for as a liability. The debentures are convertible into cash, and if applicable, into shares of the Company’s common stock, or under certain circumstances and at our election, solely into the Company’s common stock, based on a conversion rate of 28.1821 shares per $1,000 principal amount of debentures, which represents an initial conversion price of $35.48 per share. We may redeem all or a part of the debentures any time on or after August 1, 2014, for cash at a price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest. The holders of the debentures may require us to repurchase all or a part of their debentures for cash on August 1, 2017 and August 1, 2022 at a price equal to 100% of the principal amount of the debentures being redeemed plus accrued or unpaid interest, or upon the occurrence of certain types of fundamental changes. It is our intention to cash settle the debentures when cash settlement is an option. On January 1, 2009, we implemented FSP APB 14-1 which changes the accounting treatment of our Senior Convertible Debentures. This FSP requires cash settled convertible debt to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component is the estimated fair value of similar bonds without the conversion feature. The difference between the bond cash proceeds and this estimated fair value is recorded as debt discount and amortized to interest expense over the life of the bond. For more information related to this accounting change, see Note 2.
Our 2.75% Senior Convertible Debentures contain a default provision which permits the trustee or holders of the convertible debentures to accelerate such indebtedness in the event of our failure to pay principal when due or a default that results in the acceleration of any indebtedness of the Company in excess of $50 million.
We used $75.0 million of proceeds from the issuance of the debentures to repurchase 2.8 million shares of the Company’s common stock in July 2007. The net proceeds received from the issuance of the debentures after the repurchase of Company common stock were $243.3 million.
The fair value of the debentures, based on quoted market prices, was approximately $113.6 million as of December 31, 2008.

Revolving Credit Facility — As a result of operating performance, the Company did not meet the existing minimum fixed charge coverage ratio covenant in the Third Amended and Restated Credit Agreement (the “Revolving Credit Facility”) as of September 30, 2008. On November 7, 2008, the financial institutions participating in the Revolving Credit Facility waived compliance with the covenant condition. In consideration of this waiver, the Company and the participating financial institutions have amended the Revolving Credit Facility to:
•	temporarily cash-collateralize letters of credit and bank guarantees;

•	temporarily waive compliance with certain financial covenants;

•	temporarily prohibit share repurchases; and

•	temporarily maintain unencumbered liquidity of $100 million.
On February 25, 2009, the Revolving Credit Facility was further amended to remove the requirement to maintain unencumbered liquidity of $100 million. The effective date of this amendment is December 31, 2008.
The length of the interim cash-collateralization period will depend on the Company’s future financial performance. For the remaining duration of the Revolving Credit Facility after the cash-collateralization period, this facility has been further amended to:
•	allow for a new starting point in measuring financial performance; and

•	permit borrowings and/or the issuance of letters of credit and bank guarantees based on a rate premium over prime rate ranging from 1.50% to 3.00% or London Interbank Offered Rate (“LIBOR”) ranging from 2.00% to 3.50% based upon certain financial ratios.
Borrowing capacity of the facility is $150 million. While the interim cash-collateralization requirement is in effect, no borrowings, letters of credit or bank guarantees unsecured by cash are available to the Company under the Revolving Credit Facility. All cash collateral is classified in the Consolidated Balance Sheet as Restricted Cash. As of December 31, 2008, the Company had no borrowing against the facility and $88.9 million in letters of credit outstanding thereunder.
Our Revolving Credit Facility has a customary cross default provision triggered by a default of any other indebtedness of the Company, the aggregate principal amount of which is in excess of $5 million.
The Company also has a $16.0 million short-term credit facility at one of its foreign locations. At December 31, 2008, we had $0.5 million in cash overdrafts reflected in accounts payable, $9.9 million of letters of credit outstanding, and $5.6 million of credit availability under this particular credit facility.
The Company expects to be in compliance with the covenants under the existing debt agreements in 2009 based on our current projections.
10. Commitments and Contingencies
Commitments
We lease real property and equipment in the normal course of business under varying operating lease agreements. These lease agreements, which include both non-cancelable and month-to-month terms, generally provide for fixed monthly rentals, and for certain of the leases, renewal options. Total rent expense for the years ended 2008, 2007, and 2006 were $61.2 million, $61.6 million, and $47.3 million, respectively.
We have a long-term charter of the Titan 2, a 456-foot self-propelled twin-hulled derrick ship. The vessel charter payments are approximately $6.3 million annually. The charter term was extended in 2008 to 177 months expiring May 2018. This charter can be canceled by us at anytime, subject to a termination penalty consisting of the transfer to the vessel owner of title to our dynamic positioning (“DP”) system used on the vessel. The DP system was purchased and installed on the Titan 2, at our cost, in the first quarter of 2002 for a total cost of $8.9 million, with a book value at December 31, 2008 of $3.0 million.

During the fourth quarter of 2005, we entered into a long-term charter for a newly built DSV, the REM Commander, which was delivered in June 2006. This charter, which includes a five-year fixed term and five one-year renewal options, requires monthly payments denominated in Norwegian kroners at an annual rate of approximately 63.1 million kroners (or $8.9 million at December 31, 2008). During the first quarter of 2006, we entered into a long-term charter for another newly built DSV, the REM Fortress, which was delivered in October 2006. This charter, which includes a three-year fixed term and four one-year renewal options, requires monthly payments denominated in Norwegian kroners at an annual rate of approximately 78.4 million kroners (or $11.1 million as of December 31, 2008). As of December 31, 2008, we had entered into forward exchange agreements, which will enable us to fulfill our remaining non-cancellable Norwegian kroner obligations under these charters at an average rate of 6.29 kroners per U.S. dollar.
During 2008 we entered into a long-term charter for a DP-2 class DSV, the Olympic Challenger, which was delivered in August 2008. The terms of the charter include a five-year fixed term with one two-year option and three one-year options. The vessel charter payments are approximately $16.8 million annually.
The following table sets forth, as of December 31, 2008, our minimum rental commitments under operating leases with an initial non-cancellable term of one year or more (in thousands).

2009	$43,014
2010	30,765
2011	25,140
2012	19,383
2013	11,720
Thereafter	14

Total	$130,036

Construction and Purchases in Progress — We estimate that the cost to complete capital expenditure projects in progress at December 31, 2008 will be approximately $351.0 million. This amount includes an aggregate commitment of Singapore dollars 146.9 million (or $101.8 million as of December 31, 2008) and Euros 22.7 million (or $32.0 million as of December 31, 2008) related primarily to the Global 1200 and Global 1201.
Guarantees — In the normal course of our business activities, we provide guarantees and performance, bid, and payment bonds pursuant to agreements or obtaining such agreements to perform construction services. At December 31, 2008, the aggregate amount of these guarantees and bonds, which are scheduled to expire between January 2009 and October, 2009, was $65.2 million.
Letters of Credit — In the normal course of our business activities, we are required to provide financial letters of credit to secure the performance and/or payment of obligations, including the payment of worker’s compensation claims. At December 31, 2008, we had approximately $93.4 million of letters of credit outstanding which are due to expire between January 2009 and January 2010.
Contingencies
During the fourth quarter of 2007, we received a payroll tax assessment for the years 2005 through 2007 from the Nigerian Revenue Department in the amount of $23.2 million. The assessment alleges that certain expatriate employees, working on projects in Nigeria, were subject to personal income taxes, which were not paid to the government. We filed a formal objection to the assessment on November 12, 2007. We do not believe these employees are subject to the personal income tax assessed; however, based on past practices of the Nigerian Revenue Department, we believe this matter will ultimately have to be resolved by litigation. We do not expect the ultimate resolution to have a material adverse effect on the Company.

During 2008, we received an additional assessment from the Nigerian Revenue Department in the amount of $40.4 million for tax withholding related to third party service providers. The assessment alleges that taxes were not withheld from third party service providers for the years 2002 through 2006 and remitted to the Nigerian government. We have filed an objection to the assessment. We do not expect the ultimate resolution to have a material adverse effect on the Company.
We have one unresolved issue related to an Algerian tax assessment received by the Company on February 21, 2007. The remaining amount in dispute is approximately $10.4 million of alleged value added tax for the years 2004 and 2005. We are contractually indemnified by our client for the full amount of the assessment that remains in dispute. We continue to engage outside tax counsel to assist us in resolving the tax assessment.
In June 2007, the Company announced that it was conducting an internal investigation of its West Africa operations, focusing on the legality, under the U.S. Foreign Corrupt Practices Act (“FCPA”) and local laws, of one of its subsidiary’s reimbursement of certain expenses incurred by a customs agent in connection with shipments of materials and the temporary importation of vessels into West African waters. The Audit Committee of the Company’s Board of Directors has engaged outside legal counsel to lead the investigation.
At this stage of the internal investigation, the Company is unable to predict what conclusions, if any, the Securities and Exchange Commission (“SEC”) will reach, whether the Department of Justice will open a separate investigation to investigate this matter, or what potential remedies these agencies may seek. If the SEC or Department of Justice determines that violations of the FCPA have occurred, they could seek civil and criminal sanctions, including monetary penalties, against us and certain of our employees, as well as changes to our business practices and compliance programs, any of which could have a material adverse effect on our business and financial condition. In addition, such actions, whether actual or alleged, could damage our reputation and ability to do business. Further detecting, investigating, and resolving these matters is expensive and consumes significant time and attention of our senior management.
We continue to use alternative procedures adopted after the commencement of the investigation to obtain Nigerian temporary import permits. These procedures are designed to ensure FCPA compliance. Although we are still working and pursuing additional work in West Africa, we have declined or terminated available projects and delayed the start of certain projects in Nigeria in order to ensure FCPA compliance and appropriate security for our personnel and assets. The possibility exists that we may have to curtail or cease our operations in Nigeria if appropriate long-term solutions cannot be identified and implemented. We have prepared a plan for this potential outcome. We have worldwide customer relationships and a mobile fleet, and we are prepared to redeploy vessels to other areas as necessary to ensure the vessels are utilized to the fullest extent possible.
Notwithstanding the ongoing internal investigation, we have concluded that certain changes to our compliance program would provide us with greater assurance that we are in compliance with the FCPA and its record-keeping requirements. We have a long-time published policy requiring compliance with the FCPA and broadly prohibiting any improper payments by us to foreign or domestic officials, as well as training programs for our employees. Since the commencement of the internal investigation, we have adopted, and may adopt additional, measures intended to enhance our compliance procedures and ability to audit and confirm our compliance. Additional measures also may be required once the investigation concludes.
The Company has concluded that it is premature for it to make any financial reserve for any potential liabilities that may result from these activities given the status of the internal investigation.
In addition to the previously mentioned legal matters, we are a party to legal proceedings and potential claims arising in the ordinary course of business. We do not believe that these matters arising in the ordinary course of business will have a material impact on our financial statements in future periods.

11. Shareholders’ Equity
Accumulated Other Comprehensive Income — A roll-forward of the amounts included in accumulated other comprehensive income (loss), net of taxes, is shown below.

		Forward		Accumulated
	Accumulated	Foreign	Auction	Other
	Translation	Currency	Rate	Comprehensive
	Adjustment	Contracts	Securities	Income (Loss)
Balance at January 1, 2007	$(8,978)	$894	$—	$(8,084)
Change in value	—	4,249	—	4,249
Reclassification of loss to earnings	—	(68)	—	(68)

Balance at December 31, 2007	$(8,978)	$5,075	$—	$(3,903)
Change in value	—	(4,742)	(3,085)	(7,827)
Reclassification to earnings		(2,748)	3,085	337

Balance at December 31, 2008	$(8,978)	$(2,415)	$—	$(11,393)

The amount of accumulated translation adjustment included in accumulated other comprehensive income (loss) relates to prior translations of subsidiaries whose functional currency was not the U.S. dollar. The amount of gain (loss) on forward foreign currency contracts included in accumulated other comprehensive income (loss) hedges the Company’s exposure to changes in Norwegian kroners for commitments of long-term vessel charters. The amount of loss on auction rate securities relates to a temporary decline in the fair value of certain investments that lack current market liquidity. See also Note 3 of the Notes to Consolidated Financial Statements for further discussion on auction rate securities.
Comprehensive Income — Our comprehensive income includes changes in the fair value of our outstanding forward foreign currency contracts which qualify for hedge accounting treatment. The reconciliation between net income and comprehensive income is as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Net income	$(119,191)	$158,644	$199,745
Comprehensive (loss) income:
Unrealized gain (loss) on foreign currency hedges before taxes	(11,523)	6,432	1,375
Provision for income taxes	4,033	(2,251)	(481)

Comprehensive income	$(126,681)	$162,825	$200,639

Preferred Stock — We have authorized 30,000,000 shares of $0.01 par value preferred stock, none of which is issued.
Treasury Stock — As part of the share repurchase plan approved by our Board of Directors on August 4, 2008, we repurchased 3,107,272 shares of our common stock for a total cost of $25.6 million. In connection with the issuance of the Senior Convertible Debentures in July 2007, we repurchased 2,800,597 shares of our common stock for a total cost of $75.0 million.
12. Stock-Based Compensation
Stock-Based Compensation Expense
Compensation expense for our stock-based compensation plans was $11.0 million, $16.6 million, and $15.2 million for 2008, 2007, and 2006, respectively. Included in stock-based compensation expense for 2008 was total incremental compensation cost of $0.2 million related to the acceleration of certain options, restricted shares, and performance awards attributable to the resignation of our former Chairman of the Board and Chief Executive Officer, B.K. Chin. Included in stock-based compensation expense for 2007 and 2006, was a charge of $2.2 million and $3.4 million, respectively, related to the acceleration of certain options, restricted shares, and performance shares/units partly attributable to the retirement of the founder and former Chairman of the Board of our Company, Mr. William Doré. No significant compensation cost was capitalized as a part of inventory or fixed assets in 2008, 2007 or 2006. The total income tax benefit recognized in our consolidated statements of operations for share-based compensation arrangements was $6.5 million, $7.1 million, and $4.8 million for 2008, 2007, and 2006, respectively.
Stock Benefit Plans
2005 Stock Incentive Plan — The plan permits grants of non-qualified stock options, incentive stock options, restricted stock, performance awards, phantom shares, stock appreciation rights, substitute awards, and other stock-based awards (collectively, “Awards”) to our directors, employees, and consultants, provided that incentive stock options may be granted solely to employees. A maximum of 5,500,000 shares of our common stock may be delivered from Awards under the 2005 Stock Incentive Plan, provided that no more than 60% of such shares may be delivered in payment of restricted stock or phantom share awards. As of December 31, 2008, 1,424,374 shares were available for grant. Options granted under the plan in 2008, 2007, and 2006 vest 33-1/3% per year for three years and have a ten year term. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the effective date of grant. Forfeiture restrictions on restricted shares lapse 100% after three years or 33-1/3% per year for three years. Performance-based units that have been granted under the plan, whose vesting is contingent upon meeting various company-wide performance goals, have forfeiture restrictions which lapse, if at all, at the end of a three-year performance period.
Non-Employee Director Compensation Plan — On May 16, 2007, the Compensation Committee of the Board of Directors approved an annual grant of 10,000 shares of restricted stock to each of the non-employee directors. A total of 94,411, 91,535, and 90,000 restricted shares were awarded to directors in 2008, 2007, and 2006, respectively. The restricted stock awards were granted under the 2005 Stock Incentive Plan. Under the terms of the restricted stock awards, the forfeiture restrictions on the restricted stock lapse on the earlier of the date of the next annual meeting of shareholders or June 1 of the year after the year of grant, unless sooner forfeited. If a director’s service ends during a given year, forfeiture restrictions on shares, calculated proportionately in relation to the total time of service in a year, will lapse. In addition, the forfeiture restrictions lapse on all of the restricted stock under the award immediately as of the date of a change of control or the non-employee director’s death or disability.
During 2008, 2007, and 2006, we withheld 6,666, 7,300 and 38,000 shares, respectively, of common stock from directors pursuant to our Non-Employee Director Compensation policy at an aggregate cost of $0.1 million, $0.2 million, and $0.6 million, respectively. These transactions involved shares which were surrendered in exchange for the payment of income taxes.
1998 Equity Incentive Plan — The plan permits the granting of both stock options and restricted stock awards to officers and employees. The maximum number of shares of common stock that may be granted as options or restricted stock to any one individual during any calendar year is 10% of the number of shares authorized under the plan, and re-pricing of outstanding options is prohibited without the approval of our shareholders. As of December 31, 2008, 7,500,000 shares of common stock had been reserved for issuance under the plan, of which -0- were available for grant, as this plan expired in 2008. No options, restricted shares, or performance-based restricted stock awards were granted under this plan in 2008, 2007, or 2006. Option awards were generally granted with an exercise price equal to the market price of the Company’s stock at the effective date of grant. Options granted under the plan in 2005 vest over periods ranging from three to five years and have ten year terms. Forfeiture restrictions on restricted shares granted under the plan in 2005 lapse on the third anniversary date of the grant. Performance-based restricted stock granted under the plan, whose vesting is contingent upon meeting various company-wide performance goals, have forfeiture restrictions which lapse at the end of a three-year performance period. The performance period for the 2005 performance-based shares awarded under this plan ended on December 31, 2007.

Stock Option Activities
The following table summarizes stock option activity for each of the years ended December 31, 2008, 2007, and 2006.

		Weighted	Remaining	Aggregate
		Average	Average	Intrinsic
		Exercise	Contractual	Value
	Shares	Price	Life (in years)	(in thousands)
Outstanding at January 1, 2006	4,459,050	$10.14	4.7	$5,410

Granted	1,086,300	13.07
Forfeited or expired	(262,990)	11.91
Exercised	(1,073,603)	9.03

Outstanding at December 31, 2006	4,208,757	$11.06	5.0	$11,072

Granted	471,775	14.03
Forfeited or expired	(220,918)	13.75
Exercised	(1,544,559)	11.42

Outstanding at December 31, 2007	2,915,055	$11.15	5.4	$30,046

Granted	258,400	20.39
Forfeited or expired	(127,249)	12.29
Exercised	(1,146,428)	10.33

Outstanding at December 31, 2008	1,899,778	$12.83	6.0	$—

Fully vested and expected to vest at December 31, 2008	1,764,653	$12.61	5.8	$—

Exercisable at December 31, 2008	1,359,278	$11.70	5.1	$—

Included in options exercised in 2008 are 178,800 options which were simultaneously purchased and cancelled by the Company under a prior plan.
The weighted average grant-date fair value of options granted during 2008, 2007, and 2006 was $10.46, $7.89, and $7.50 per share, respectively. We estimated the fair value of options using the Black-Scholes option valuation model using the following assumptions.

	Year ended
	December 31
	2008	2007	2006
Expected life in years	6 years	6 years	6 years
Risk-free interest rate	2.80-3.44%	3.83-5.09%	4.61-5.15%
Volatility	50.79-51.99%	50.95-54.45%	54.82-58.70%
Forfeiture rate	25.00%	25.00%	25.00%
Expected dividends	-0-	-0-	-0-
Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us.
The total intrinsic value (fair value of the underlying stock less exercise price) of options exercised was $7.8 million, $15.4 million, and $6.3 million during 2008, 2007, and 2006, respectively.
Cash received for options exercised during 2008, 2007, and 2006 was $8.6 million, $17.7 million, and $9.2 million, respectively.

The following table summarizes non-vested options activity for each of the three years ended December 31, 2008, 2007, and 2006.

		Weighted
		Average
		Grant-Date
Non-vested shares	Shares	Fair Value
Outstanding at January 1, 2006	782,990	$7.88
Vested	(442,220)	8.63
Forfeited	(157,270)	10.12
Granted	1,086,300	13.07

Outstanding at December 31, 2006	1,269,800	$11.78
Vested	(625,963)	11.08
Forfeited	(155,686)	12.44
Granted	471,775	14.03

Outstanding at December 31, 2007	959,926	$13.23
Vested	(606,888)	13.98
Forfeited	(70,938)	14.34
Granted	258,400	20.39

Outstanding at December 31, 2008	540,500	$15.67

As of December 31, 2008, there was $0.9 million of total unrecognized compensation cost related to non-vested options. This cost is expected to be recognized over a weighted-average period of 1.9 years.
Stock Award Activities
Restricted stock — The following table summarizes non-vested restricted stock for the year ended December 31, 2008.

		Weighted	Remaining
		Average	Average	Aggregate
		Grant-Date	Contractual	Value
	Shares	Fair Value	Life (in years)	(in thousands)
Outstanding at January 1, 2008	889,550	$14.56	1.59	$12,948

Granted	820,235	10.15
Forfeited or expired	(156,628)	15.88
Vested and released to participants	(378,307)	14.71

Outstanding at December 31, 2008	1,174,850	$11.25	1.87	$13,222

The weighted average grant-date fair value of restricted shares granted during 2007 and 2006 was $14.45 and $14.97 per share, respectively. We used a forfeiture rate of 25%, 22%, and 12% on restricted stock awards during 2008, 2007, and 2006, respectively. The total fair value of awards which vested in 2008, 2007, and 2006 was $5.6 million, $7.2 million, and $0.5 million, respectively. As of December 31, 2008, there was $6.4 million of total unrecognized compensation cost related to non-vested restricted shares that is expected to be recognized over a weighted-average period of 1.6 years.
Performance Shares — The following table summarizes non-vested performance shares activity for the year ended December 31, 2008.

		Weighted
		Average	Aggregate
		Grant-Date	Value
	Shares	Fair Value	(in thousands)
Outstanding at January 1, 2008	805,548	$5.85	$4,716

Forfeited or expired	(87,640)	5.61
Vested and released to participants	(717,908)	5.88

Outstanding at December 31, 2008	—	$—	$—

The weighted average grant-date fair value of performance shares granted during 2006 was $15.56 per share. No performance shares were granted in 2007.
The non-vested and outstanding shares displayed in the above table assume that shares are issued at the maximum performance level (100%). Shares which are earned based upon criteria other than a market condition are assumed issued at 100% of the maximum performance level. The aggregate value reflects the impact of current expectations of achievement and stock price. Performance shares/units are segregated between those shares earned based upon a market condition and those earned based upon other criteria. Performance shares/units, which are dependent upon a market condition, are measured using the fair value at the date of grant and a 100% expected achievement level. The fair value of the market-based awards is based upon a Monte Carlo Simulation. Performance shares/units, which have no market-based earnings criteria, are initially measured using fair value at date of award and expected achievement levels on date of grant. Compensation cost is then periodically adjusted to reflect changes in expected achievement through the settlement date.
Performance-based Units — The following table summarizes the non-vested performance-based units activity for the year ended December 31, 2008.

		Weighted
		Average	Aggregate
		Grant-Date	Value
	Units	Fair Value	(in thousands)
Outstanding at January 1, 2008	356,374	$14.78	$5,267

Granted	210,834	14.05
Forfeited or expired	(48,036)	14.78

Outstanding at December 31, 2008	519,172	$14.49	$7,520

The weighted average grant-date fair value of performance-based units granted during 2007 and 2006 was $14.62 and $15.11 per share, respectively.
The non-vested and outstanding units displayed in the above table assume that units are issued at the maximum performance level (100%). Units which are earned based upon criteria other than a market condition are assumed issued at 100% of the maximum performance level. The aggregate value reflects the impact of current expectations of achievement through the end of the cycle and stock price. As of December 31, 2008, there was a total of $0.6 million of unrecognized compensation cost related to non-vested performance unit awards that is expected to be recognized over a weighted-average period of 1.6 years.
13. Employee Benefits
Effective January 1, 2008, our 401(k) Plan was amended to increase our matching contribution and to change the vesting period. During 2008, we matched employees’ contributions immediately after their employment at 100% contributed by the employees up to 6% of their base compensation. During 2007, employees were eligible to participate in the Plan immediately upon employment. After ninety days of employment, we matched the employees’ contribution to the greater of 100% of the first $1,000 or 50% of up to 6% of base compensation, not exceeding the statutory limit on contributions. In 2006, our matching contribution was 100% of the first $1,000 of an employee’s contribution. In 2007 and 2006, the vesting for the matching contribution was 100% after four years of participation. Starting in 2008 vesting occurs 25% each year for four years.
We have a management incentive compensation plan which rewards managerial employees when our financial results meet or exceed thresholds set by our Board of Directors. Incentive compensation expense under this plan was $-0-, $3.2 million, and $4.4 million in 2008, 2007, and 2006, respectively.

No payout was made under the plan in 2008 as the Company did not meet the minimum threshold requirements under the terms of the plan.
14. Asset Disposal and Impairments
Due to escalating costs for dry-docking services, escalating repair and maintenance costs for aging vessels, increasing difficulty in obtaining certain replacement parts, and declining marketability of certain vessels, we decided to forego dry-docking and/or refurbishment of certain vessels and to sell or permanently retire them from service. As a result of our decision, we recognized net gains on the disposition of certain vessels, and non-cash impairment charges on the retirement of other vessels.
Net Gains on Asset Disposal — In 2008, net gains on asset sales totaled $1.7 million primarily from the sale of a DSV in our Middle East segment. Net gains on asset disposal totaled $4.2 million for 2007, which primarily consisted of the sale of three DSVs, and consequently, we recorded a $1.3 million gain in Asia Pacific/India, a $2.3 million gain in the Middle East, and a $1.0 million gain in Latin America. Gains were partially offset by disposal of ancillary dive support systems in our Gulf of Mexico and Latin American segments. In 2006, gains on asset sales included a $3.0 million gain on the sale of a cargo barge in our Gulf of Mexico OCD segment and a $2.6 million gain on the sale of three crew vessels and two DSVs in our Gulf of Mexico Subsea segment.
Losses on Asset Impairments — The table below sets forth the segments, assets, and amounts associated with the impairment charges which were incurred in 2008, 2007 and 2006.

		Year Ended December 31,
Segment	Description of Asset	2008	2007	2006
		(in thousands)
North America OCD	One DLB & Other	$—	$—	$1,415
North America Subsea	One DSV (each in 2008 and 2006)	995	—	1,963
Latin America	Three DSV's	—	—	1,434
West Africa	One DSV	1,556	—	—
Middle East	One DLB & Two DSV's	—	—	4,119
Corporate	Other	—	141	—

		$2,551	$141	$8,931

15. Other Income (Expense), net
Components of other income (expense), net are as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Foreign exchange rate gain (loss)	$(2,498)	$(1,474)	$(1,613)
Derivative contract gain (loss)	613	1,606	397
Reversal of allowance for doubtful accounts	—	787	—
Settlement (1)	—	1,395	—
Penalties on past due taxes	(134)	(61)	(795)
Other	1,378	1,573	2,716

Total	$(641)	$3,826	$705

(1)	Gain from settlement of a claim for interrupted operations as a result of a 2006 oil spill by a refinery adjacent to our property in Louisiana.
16. Income Taxes
Our provision for income tax expense on income from operations before taxes was as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
U.S. federal and state:
Current	$(10,015)	$21,482	$29,915
Deferred	(5,540)	(11,963)	6,882
Foreign:
Current	23,882	47,684	44,098
Deferred	(1,552)	(3,969)	5,347

Total	$6,775	$53,234	$86,242

State income taxes included above are not significant for any of the periods presented.
Income (loss) before income taxes consisted of the following:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
United States	$(45,932)	$36,992	$96,989
Foreign	(66,484)	174,886	188,998

Total	$(112,416)	$211,878	$285,987

The provision (benefit) for income taxes on income from operations before taxes varies from the U.S. federal statutory income tax rate due to the following:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Taxes at U.S. federal statutory rate of 35%	$(39,345)	$74,158	$100,095
Foreign tax credit	—	—	—
Permanent book to tax differences:
Exchange and inflationary gains on foreign tax filings	(919)	137	(157)
Disallowed deductions	271	598	1,186
Interest income on affiliate balances	1,194	2,157	2,197
Other permanent differences	543	—	2,946
Foreign income taxes at different rates	44,506	(21,272)	(21,460)
Foreign net operating loss carryforward valuation allowance	1,229	11	2,901
Valuation allowance reversal	(105)	(336)	—
Section 199 tax-exempt income and various items	(599)	(2,219)	(1,466)

Total	$6,775	$53,234	$86,242

Our effective tax rates were (6)%, 25%, and 30% for the years 2008, 2007, and 2006, respectively.
At December 31, 2008, we had a US net operating loss (“NOL”) of $60.9 million, which can be carried back to 2006 and fully utilized. There are excess foreign tax credits (“FTC”) of $16.2 million that can be carried forward. The FTC will expire from 2016 to 2018. We expect to fully utilize the FTC prior to expiration.
At December 31, 2008, we had available NOL carryforwards for foreign jurisdiction purposes of approximately $33.3 million, which, if not used, will expire between 2009 and 2014. Approximately $2.8 million of the NOL carryforwards will expire in 2009, if not utilized. One foreign jurisdiction has an indefinite NOL carryforward period. A valuation allowance has been set up for a portion of foreign NOL carryforwards, as currently we do not believe that they will be utilized prior to their expiration.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
The tax effects of significant items comprising our net deferred tax balance as of December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007
	(in thousands)
Deferred Tax Liabilities:
Excess book over tax basis of property and equipment	$42,268	$42,929
Deferred charges	10,585	3,607
Accounts receivable	512	1,783
Discount on convertible notes	35,079	36,064
Deferred Tax Assets, Current:
Net operating loss carryforward	(10,648)	(11,341)
Valuation allowance	8,805	10,594
Accrued liabilities	(8,734)	(1,209)
Allowance for doubtful accounts	(316)	(316)
Stock-based compensation (not currently deductible)	—	(2,303)
Deferred Tax Assets, Non-Current:
Stock-based compensation (not currently deductible)	(6,053)	(4,476)
Foreign Tax Credit	(16,175)	(7,814)

Net deferred tax liability	$55,323	$67,518

We have not provided deferred taxes on foreign earnings because such earnings are intended to be reinvested indefinitely outside of the United States. Remittance of foreign earnings are planned based on projected cash flow needs as well as working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations. In 2009, we expect to be in an overall cumulative indefinitely reinvested, undistributed foreign earnings positive position. The undistributed earnings totaled $38.3 million at December 31, 2008. We have not provided deferred taxes for 2008 for earnings that are permanently reinvested. The foreign tax rate exceeds the U.S. tax rate of 35%. No withholding tax would be applicable on any distribution, if made.
Adoption of FIN 48 “Accounting for Uncertainty in Income Taxes” – We adopted the provisions of FIN 48 on January 1, 2007. This interpretation prescribes a recognition threshold and measurement attribute for the tax positions taken, or expected to be taken, on a tax return. As a result of the implementation of Interpretation No. 48, we recognized approximately a $1.4 million decrease for unrecognized tax benefits, which was accounted for as an increase to the January 1, 2007, balance in retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits is provided below (in thousands):

Balance at January 1, 2008	$5,909
Additions based on positions for current year	—
Additions for tax positions for prior year	—
Foreign Exchange	(740)
Settlements	(1,170)

Balance at December 31, 2008	$3,999

We recognize interest and penalties related to unrecognized tax benefits as part of non-operating expenses. During the years ended December 31, 2008, 2007, and 2006, we recognized approximately $2.4 million, $3.3 million, and $2.1 million, respectively, in interest and penalties. We had approximately $7.4 million and $7.7 million accrued interest and penalties in non-current other liabilities at December 31, 2008 and 2007, respectively.
There are unrecognized tax benefits of $10.0 million, all of which would impact our effective tax rate, if recognized.

The West Africa filing requirements were resolved during 2008. There was no other material change to the FIN 48 reserve for the year end December 31, 2008.
The tax years 1999 through 2008 (see table below) remain open to examination by the major taxing authorities to which we are subject. Indonesia and Oman have commenced examination of our affiliates’ income tax returns. No material adjustments are expected by the above foreign jurisdictions. The following table summarizes the open tax years by major jurisdictions:
•	United States 2000 to 2008

•	Latin America 2003 to 2008

•	West Africa 1999 to 2008
17. Earnings Per Share
Basic earnings per share (“EPS”) is computed by dividing earnings (loss) attributed to common shareholders during the period by the weighted average number of shares of common stock outstanding during each period. Diluted EPS is computed by dividing net income (loss) attributed to common shareholders during the period by the weighted average number of shares of common stock that would have been outstanding assuming the issuance of dilutive potential common stock as if outstanding during the reporting period, net of shares assumed to be repurchased using the treasury stock method. The dilutive effect of stock options and performance units is based on the treasury stock method. The dilutive effect of non-vested restricted stock awards is based on the more dilutive of the treasury stock method or the two-class method assuming a reallocation of undistributed earnings to common shareholders after considering the dilutive effect of potential common shares other than the non-vested shares of restricted stock.
We adopted FSP EITF 03-6-1 on January 1, 2009 which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to participate in computing earnings per share under the two-class method described in SFAS No. 128, “Earnings Per Share”. Our non-vested restricted stock awards contain nonforfeitable rights to dividends and consequently are included in the computation of basic earnings per share under the two-class method.
The following table presents information necessary to calculate earnings (loss) per share of common stock for the years ended December 31, 2008, 2007 and 2006 pursuant to FSP EITF 03-6-1:

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)
Basic EPS:
Net income (loss)	$(119,191)	$158,644	$199,745
Less (earnings) loss attributed to shareholders of non-vested restricted stock	—	(3,148)	(4,151)

Earnings (loss) attributed to common shareholders	$(119,191)	$155,496	$195,594

Weighted-average number of common shares outstanding – basic	113,647	113,833	113,229

Basic earnings (loss) per common share	$(1.05)	$1.37	$1.73

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)
Diluted EPS:
Earnings (loss) attributable to common shareholders-basic	$(119,191)	$155,496	$195,594
Adjustment to earnings (loss) attributable to common shareholders for redistribution to shareholders of non-vested restricted stock	—	44	59

Adjusted earnings (loss) attributable to common shareholders-diluted	$(119,191)	$155,540	$195,653

Weighted average number of common shares outstanding - basic	113,647	113,833	113,229
Dilutive effect of potential common shares:
Stock options	—	1,325	1,239
Performance units	—	357	436

Weighted-average number of common shares outstanding - diluted	113,647	115,515	114,904

Diluted net income (loss) per common share	$(1.05)	$1.35	$1.70

During the years ended 2008, 2007, and 2006, 2.4 million, 0.4 million, and 0.5 million shares, respectively, were excluded from the computation of diluted earnings per share because the effect of their inclusion was anti-dilutive. Excluded shares for 2007 and 2006 represent options for which the strike price was in excess of the average market price of our common stock for the period reported. All potentially diluted shares of common stock were excluded in 2008 as the net loss results in such shares being anti-diluted.
The net settlement premium obligation on the Senior Convertible Debentures, issued in July 2007, was not included in the dilutive earnings per share calculation for the years ended December 31, 2008 and 2007 because the conversion price of the debentures was in excess of our common stock price.

18. Industry, Segment and Geographic Information
Our reportable segments reflect the segments used by the chief operating decision makers of our Company to evaluate our results of operations. Our chief operating decision makers are our Chief Executive Officer, President, Chief Financial Officer and our Board of Directors. Our chief operating decision makers considered many factors when developing the segments we use for financial reporting, including the types of services we perform, the types of assets used to perform those services, the organization of our operational management, the physical locations of our projects and assets, and the degree of integration and underlying economic characteristics of the various services which we perform.
During the first quarter of 2006, our reportable segments were reorganized primarily to combine the previously reported offshore construction and subsea segments into geographical regions, with the exception of the Gulf of Mexico. The Gulf of Mexico continued to report offshore construction and subsea segments separately. The six reorganized reportable segments consisted of Gulf of Mexico Offshore Construction Division (OCD), Gulf of Mexico Subsea (formerly “diving”), Latin America, West Africa, Middle East (including Mediterranean and India) and Asia Pacific. This segment reporting continued throughout 2006 until the second quarter of 2007.
During 2007, we reorganized the underlying operations and economics of the operating segments. As a result, the reportable segments were realigned to better reflect the reporting structure of our internal management and to facilitate our growth strategy and renewed focus on diving and underwater services. Beginning in the second quarter of 2007, our reportable segments were reorganized into the following six segments: Gulf of Mexico OCD, Gulf of Mexico Subsea, Latin America, West Africa, Middle East (including the Mediterranean), and Asia Pacific/India. This reorganization is reflected as a retrospective change to the financial information presented for the years ended 2007 and 2006 and consists of the following:
•	transfer of inter-segment revenues from the Gulf of Mexico OCD to the Gulf of Mexico Subsea;

•	a geographical shift of India operations from the Middle East to Asia Pacific;

•	transfer of a portion of subsea services from the Middle East to West Africa; and

•	corporate interest income and expense no longer being allocated to the reportable segments.
During the second quarter of 2008, we renamed our Gulf of Mexico segments to North America segments to better reflect our strategic direction to expand our marketing efforts into Canada, Newfoundland, and other regions in North America. Our Mexico operations remain in our Latin America segment.
In addition, during the first quarter of 2009, we discontinued allocation of corporate stewardship costs to our reportable segments. This change has been reflected as a retrospective change to the financial information for the years ended December 31, 2008, 2007 and 2006 presented below. This change did not affect our consolidated balance sheets, consolidated statements of operations, consolidated statements of shareholders’ equity or consolidated statements of cash flows.
The following tables present information about the profit or loss and assets of each of our reportable segments for the years ended 2008, 2007, and 2006. Segment assets do not include intersegment receivable balances as we feel that such inclusion would be misleading or not meaningful. The presentation of segment assets is determined by where our assets are assigned at period end. Because many of our assets are mobile and can be used in multiple phases of our integrated range of services, some of our assets are used by more than one segment during a given period. However, we have not allocated the value of such assets between segments because we believe that it is not practical to do so.

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Total segment revenues
North America OCD	$81,137	$106,478	$189,778
North America Subsea	146,105	150,407	152,169
Latin America	266,974	226,999	500,324
West Africa	152,877	184,651	191,363
Middle East	237,523	186,317	2,699
Asia Pacific/India	223,450	181,187	235,320

Subtotal	$1,108,066	$1,036,039	$1,271,653

Intersegment eliminations
North America OCD	$—	$(7,726)	$(10,792)
North America Subsea	(30,713)	(17,867)	(24,794)
Latin America	(2,724)	(322)	(1,218)
West Africa	—	—	—
Middle East	(3,641)	(17,466)	—
Asia Pacific/India	—	(145)	—

Subtotal	$(37,078)	$(43,526)	$(36,804)

Consolidated revenues	$1,070,988	$992,513	$1,234,849

Interest expense
North America OCD	$—	$—	$—
North America Subsea	—	—	—
Latin America	2,411	2,194	1,378
West Africa	(2,292)	811	1,128
Middle East	84	4	85
Asia Pacific/India	128	3	631
Corporate	16,108	12,451	7,565

Consolidated interest expense	$16,439	$15,463	$10,787

Depreciation and amortization expense
North America OCD	$4,256	$6,536	$10,304
North America Subsea	8,517	6,046	3,606
Latin America	11,558	6,174	8,820
West Africa	12,087	14,285	8,058
Middle East	7,377	5,814	980
Asia Pacific/India	8,276	7,380	18,763
Corporate	12,277	15,604	15,832

Consolidated depreciation and amortization	$64,348	$61,839	$66,363

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Income (loss) before taxes
North America OCD	$(14,963)	$16,398	$53,125
North America Subsea	11,262	63,793	61,422
Latin America	(9,215)	106,308	145,489
West Africa	(33,470)	(5,065)	29,349
Middle East	(75,668)	35,794	(2,010)
Asia Pacific/India	46,687	16,454	22,642
Corporate (litigation provision)	—	—	13,699
Corporate	(37,049)	(21,804)	(37,729)

Consolidated income (loss) before taxes	$(112,416)	$211,878	$285,987

Segment assets at period end
North America OCD	$39,184	$110,175	$128,018
North America Subsea	191,596	68,269	84,499
Latin America	254,007	261,183	249,406
West Africa	214,707	315,648	188,028
Middle East	117,726	149,844	6,517
Asia Pacific/India	173,613	122,274	131,602
Other	498,520	561,212	282,927

Consolidated segment assets at period end	$1,489,353	$1,588,605	$1,070,997

Expenditures for long-lived assets
North America OCD	$299	$1,761	$1,875
North America Subsea (1)	114,367	514	13,766
Latin America	9,714	5,910	539
West Africa	8,425	1,873	1,457
Middle East	3,682	11,960	1,112
Asia Pacific/India	9,270	833	11,840
Other (2)	122,172	38,941	11,861

Consolidated expenditures for long-lived assets	$267,929	$61,792	$42,450

(1)	2008 includes purchase of a DP-2 class vessel, the Global Orion.

(2)	includes expenditures on construction of two new generation derrick/pipelay vessels, designated as the “Global 1200” and “Global 1201” .

The following table presents our revenues from external customers attributed to operations in the United States and foreign areas and long-lived assets in the United States and foreign areas.

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Revenues from external customers
Saudi Arabia	$209,734	$132,493	$—
United States	196,530	231,292	303,090
India	162,650	145,542	143,485
Brazil	155,819	—	—
Mexico	108,276	226,677	500,669
Other	237,979	256,509	287,605

	$1,070,988	$992,513	$1,234,849

Long lived assets at period end
United States	$380,926	$138,367	$108,241
Foreign areas	218,152	212,107	208,635

	$599,078	$350,474	$316,876

These assets include marine vessels and related equipment that are mobile and frequently move between countries.
19. Major Customers
The following table sets forth revenues from certain customers from whom we earned 10% or more of our total revenues in a given year.

	Year Ended December 31,
	2008		2007		2006
	(in thousands)
	Amount	%	Amount	%	Amount	%
Customer A	$157,443	15%	$137,931	14%	$235,284	19%
Customer B	153,279	14%	2,035	—	—	—
Customer C	151,774	14%	41,117	4%	—	—
Customer D	103,961	10%	39,408	4%	133,209	11%
Customer E	103,907	10%	223,803	23%	499,105	40%
Sales to Customer A were reported by multiple segments. Sales to Customer B and E were reported by our Latin America segment. Sales to Customer C were reported by our Middle East segment. Sales to Customer D were reported by our Asia Pacific/India segment.

20. Supplemental Disclosures of Cash Flow Information
Supplemental cash flow information for 2008, 2007, and 2006 are as follows.

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Cash paid for:
Interest, net of amount capitalized	$11,743	$5,634	$12,772
Income taxes	31,068	66,540	55,437
Property and equipment additions included in accounts payable	25,170	8,801	1,031
Other Non-Cash Transactions:
During 2008, 2007, and 2006 the tax effect of the exercise of stock options resulted in an increase in additional paid-in capital and reductions to income taxes payable of $6.5 million, $4.8 million, and $3.7 million, respectively.
21. Related Party Transactions
Mr. William J. Doré, who is a beneficial owner of more than 5% of the outstanding common stock of the Company, was re-elected to the Board of Directors of the Company on December 5, 2008. The Company and Mr. Doré are parties to a retirement and consulting agreement, as amended. Pursuant to the terms of the agreement, we recorded expenses of $575,000, $428,000, and $46,000, for services provided by and office space leased during 2008, 2007, and 2006, respectively. In 2007, we purchased $26,556 of equipment from Mr. Doré and sold him equipment valued at the same price.
22. Interim Financial Information (Unaudited)
The following is a summary of consolidated interim financial information for 2008 and 2007:

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	(in thousands, except per share amounts)
2008
Revenues	$301,465	$300,543	$218,551	$250,429	$1,070,988
Gross profit (loss)	54,330	7,836	(88,858)	13,099	(13,593)
Net income (loss)	26,110	(14,132)	(103,108)	(28,061)	(119,191)

Net income (loss) per share
Basic	$0.23	$(0.12)	$(0.90)	$(0.25)	$(1.05)
Diluted	$0.22	$(0.12)	$(0.90)	$(0.25)	$(1.05)

2007
Revenues	$277,009	$248,940	$203,536	$263,028	$992,513
Gross profit	93,474	74,133	56,822	48,316 (1)	272,745
Net income	54,456	41,129	30,903	32,156 (1)	158,644

Net income per share
Basic	$0.47	$0.35	$0.27	$0.28	$1.37
Diluted	$0.46	$0.35	$0.26	$0.28	$1.35

(1)	Includes the effect of a $2.5 million Algerian business and income tax settlement.